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                                 FIRST AMENDMENT
                                       TO
                              PARTNERSHIP AGREEMENT
                                       OF
                          LOYAL PLAZA ASSOCIATES, L.P.

         This First Amendment ("Amendment") to the Partnership Agreement of Loyal Plaza Associates, L.P. (the "Partnership") dated as of June 23, 2002 (the "Partnership Agreement") is entered into by and among CIF-LOYAL PLAZA ASSOCIATES, a Delaware limited partnership ("Developer Partner") and KIMCO PREFERRED INVESTOR IV TRUST, a Pennsylvania business trust ("Preferred Partner"). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

                                   WITNESSETH:

         WHEREAS, Preferred Partner and Developer Partner desire to amend the Partnership Agreement to reflect the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Preferred Partner and Developer Partner hereby agree that the Partnership Agreement is hereby amended as follows:

         1. Amending Section 1.1. In Section 1.1., the definition of "Operating Budget" is hereby amended by (a) deleting the phrase "approved in writing by" in the second line of such section and substituting in its place the phrase "submitted in writing to", and (b) adding the following sentence at the end of such definition:


                  If (a) the Preferred Partner's Initial Capital Contribution Preferred Return Balance and Default Capital Contribution Preferred Return Balance are not each reduced to Zero Dollars ($0.00) as of the end of any three consecutive calendar quarters (in the year preceding the Operating Budget in question), or (b) a Removal Event has occurred and is continuing, or (c) a proposed operating budget projects an increase of more than ten percent (10%) over operating expenses budgeted in the immediately preceding calendar year, then the General Partner shall be required to obtain the written approval of the Preferred Partner to such Operating Budget, which approval shall not be unreasonably withheld or delayed.


         2. Amending Section 4.1(b)(1). Section 4.1(b)(1) is hereby amended by inserting the phrase, "(except as otherwise provided in this Agreement, as amended)" after the word "encumbrance" in the second line, and by adding following sentence at the end of said section, "Notwithstanding the foregoing, if the Developer Partner is the General Partner, no sale, transfer or exchange of the Project shall be permitted prior to and including June 30, 2007."

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         3. Amending Sections 4.1(b)(3) and 4.1(b)(17). Notwithstanding the
provisions of Sections 4.1(b)(1), 4.1(b)(3) and 4.1(b)(7), the General Partner may at any time, without the consent of the Preferred Partner, cause the Partnership to refinance the Mortgage Loan or any other Approved Loan with an institutional lender on terms no less favorable than those in effect at the time of the refinance, so long as (a) Preferred Partner receives notice of such refinancing at least thirty (30) days prior to closing and also receives copies of all loan document drafts prior to closing and (b) such refinancing does not require payment of any prepayment premium, yield maintenance fee or similar fee to the existing lender (which, when considered together with all other terms of such refinancing, would result in overall terms less favorable than those in effect at the time of such refinance).

         4. Amending Section 4.1(b)(4). Section 4.1(b)(4) is hereby amended by deleting "(i) 105" and substituting the number "120" in the third line of such section, and by deleting the phrase, "or (ii) an aggregate sum of $50,000 in any 12-month period for any transaction or group of similar or related transactions except for expenditures made and obligations incurred pursuant to an Operating Budget;"

         5. Amending Section 4.1(b)(7). Section 4.1(b)(7) is hereby amended by replacing the period at the end of this section with a comma and adding the phrase:

                  if and to the extent that any of the foregoing agreements or actions to be entered into or taken by the Partnership shall be outside the ordinary course of business of the Partnership (unless approval of a particular matter is required by another express term of this Agreement), although General Partner shall provide Preferred Partner with copies of any of the foregoing items before finalizing such items whether or not Preferred Partner's approval is required; and provided further that all insurance coverages shall comply with insurance required by any Mortgage Loan and all liability policies shall name Preferred Partner as an additional insured.

         6. Amending Section 4.1(d). Notwithstanding anything to the contrary set forth in Section 4.1(d), although the General Partner shall be required to submit an annual Operating Budget to the Preferred Partner, the General Partner shall only be required to obtain the Preferred Partner's consent to or approval of such Operating Budget if required under the definition of "Operating Budget" as amended by paragraph 1 of this Agreement.

         Except for the foregoing amendments to the Partnership Agreement, the Partnership Agreement is hereby ratified and shall remain in full force and effect for all purposes. This Amendment shall be construed in accordance with and governed by, the laws of the Commonwealth of Pennsylvania.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of September 16, 2002



                                  GENERAL PARTNER/DEVELOPER PARTNER

                                  CIF-LOYAL PLAZA ASSOCIATES, L.P.
                                  A Delaware limited partnership

                                  By: CIF-LOYAL PLAZA ASSOCIATES, CORP.

                                  By: /s/ Leo S. Ullman
                                     ---------------------------
                                     Leo S. Ullman, President

                                  PREFERRED PARTNER:

                                  KIMCO PREFERRED INVESTOR IV TRUST

                                  By: /s/ Michael V. Pappagallo
                                     -------------------------------
                                     Michael V. Pappagallo

                                  ________________, Trustee